Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Progenics Pharmaceuticals to Present at Jefferies 2015 Healthcare Conference

Tarrytown, N.Y., May 27, 2015 – Progenics Pharmaceuticals, Inc., (Nasdaq: PGNX), an oncology company developing innovative ways to target and treat prostate cancer, announced today that Mark R. Baker, CEO, is scheduled to present at the Jefferies 2015 Healthcare Conference on Wednesday, June 3, 2015, at 11:00 a.m. Eastern Time. The conference is being held at The Grand Hyatt.

A live webcast of the presentation will be available in the Media Center of the Progenics website, www.progenics.com. To ensure a timely connection, users should register at least 15 minutes prior to the scheduled start. An archive of the event will be available for 90 days.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic which completed a two-cohort phase 2 clinical trial and a small molecule imaging agent that has also completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc.  For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®.
Information on or accessed through our website or social media sites is not included in the company's SEC filings.

 (PGNX-F)

Editor's Note:

For more information about Relistor, please visit www.relistor.com.

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com